Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ChromaDex Corporation on Form S-8 File No. 333-196434 of our report dated March 17, 2016, with respect to our audits of the consolidated financial statements of ChromaDex Corporation and Subsidiaries as of January 2, 2016 and January 3, 2015 and for the years ended January 2, 2016 and January 3, 2015 and our report dated March 17, 2016 with respect to our audit of the effectiveness of internal control over financial reporting of ChromaDex Corporation and Subsidiaries as of January 2, 2016, which reports are included in this Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries  for the year ended January 2, 2016. We also consent to reference to our firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
May 27, 2016